EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is effective as of the 1st day of January, 2003 ("Effective Date"), is entered into as of October 1, 2003 and amends and restates that certain Employment Agreement made as of September 1, 2001 ("Old Agreement") between Temecula Valley Bank, N.A., a national banking association ("Bank"), and Luther J. Mohr ("Executive").

                               W I T N E S S E T H

      WHEREAS, at the direction of Bank's Board of Directors ("Board of Directors"), the Old Agreement is hereby revised and restated as provided herein.

      WHEREAS, Bank desires that Executive continue to be employed as Bank's Chief Operating Officer on the terms set forth herein.

      WHEREAS, Executive is willing to accept such employment under the terms and conditions herein stated.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, it is hereby agreed as follows:

      A. TERM OF EMPLOYMENT

            1. Term. Bank hereby agrees to employ Executive and Executive hereby accepts employment with Bank, for the period (the "Term") commencing January 1, 2003 and terminating on such date and upon such terms as provided in Section F hereof.

      B. DUTIES OF EXECUTIVE

            1. Duties. Executive shall perform the duties of Chief Operating Officer of Bank, subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholders, and shall serve as a Director of Bank. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Association and Bylaws.

            2. Exclusivity. Executive shall devote substantially all of Executive's entire productive time, ability and attention to the business of Bank during the Term for six tenths of the time of a full time employee (approximately equivalent to three days of full time service for every five work days). Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors, or Executive Committee thereof. Notwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture; or (ii) serve in any capacity in civic, charitable or social organizations.


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            3. Physical Examination. Executive may, in his discretion, take an annual physical examination during each year during the Term of this Agreement with said physical examination(s) conducted at the expense of Bank.

      C. COMPENSATION

            1. Salary. For Executive's services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive the amount of not less than $94,500 during each of the years of the Term, beginning with the Effective Date. Executive's salary shall be payable in equal installments in conformity with Bank's normal payroll periods as in effect from time to time. The Board of Directors shall also, from time to time, and at least once each year grant such additional "merit" increases, if any, in, the base salary as are determined after review to be appropriate in the discretion of the Board of Directors. Bank and Executive both contemplate that his base salary shall be increased as Bank grows and profits. Executive shall also, so long as he serves on the Board of Directors, be entitled to directors and committee fees, and any other compensation or benefits provided to outside directors of Bank (including, but not limited to, committee fees, any director retirement benefits, any stock options granted to directors in such capacity, etc.) in addition to the compensation and benefits provided to him as an employee pursuant to this Agreement.

      D. EXECUTIVE BENEFITS

            1. Vacation. Executive shall be entitled to a vacation leave accruing at the rate of one and one-half vacation days for each month in which he works (and a pro rata portion thereof for partial weeks, except that banking holidays shall be treated as days worked) during each year of the Term, of which two weeks must be taken consecutively in each year. Executive shall be entitled to vacation pay in lieu of vacation. Time spent by Executive at (or traveling to and from) seminars, conventions or conferences related to Bank business shall not be counted against his vacation leave.

            2. Automobile. Bank shall provide for the use of Executive a suitable automobile (equivalent to, or better than, a Lexus LS 430), commensurate with his position, and shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related thereto during the Term.

            3. Group Medical and Life Insurance Benefits. Bank shall provide for Executive, at Bank's expense during the Term, and after the Term until death in accordance with Bank's policy now in effect or as shall be amended as soon as practicable to provide for ongoing coverage upon the events described in such policy, participation in a comprehensive major medical and dental, with life insurance benefits, equivalent to the maximum available from time to time under the California Bankers Association Group Insurance Program for an employee of Executive's salary level. Any such insurance for which Executive votes in favor as a director, or endorses as an officer, shall be deemed to meet the requirements of this Section. Term life insurance benefits shall be provided to Executive, at Bank's expense during the Term, in an amount not less than $150,000, with Executive to be entitled to make an irrevocable designation


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of the beneficiary and owner of the policy thereunder. Executive's Salary
Continuation Agreement with Bank currently in effect shall be maintained by Bank during the Term.

            4. Bonus. For each year end within the Term, Executive shall be entitled to an Incentive Bonus determined in accordance with this Section if the Threshold Test is met. The Threshold Test shall be deemed to have been met if one or more of the following exists: (i) Bank's regular outside independent loan reviewer gives a favorable review of the loan quality of Bank at, or within four months of, the end of the year; (ii) net loan losses for the year do not exceed one percent of gross outstanding loans at the beginning of the year; or (iii) the latest report of supervisory activity of Bank by the Office of the Comptroller of the Currency (or other bank regulatory agency) rates Bank no less than satisfactory. The Incentive Bonus shall equal 3.75% of Bank's "Profits." For purposes of this Section 4, "Profits" shall mean Bank's net income before income taxes and before the effect of this bonus or any other bonuses based on the profits of Bank.

            The Incentive Bonus shall be payable in January of the year following completion of the year on which it is based, or as soon thereafter as is practical after Bank's certified public accountants have delivered their report on Bank's condition and results of operations for the year.

            5. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank's Personnel Policy, accruing at a rate of not less than six tenths of one day per month or partial month of service. Accrued sick leave may be carried over from prior periods, but Executive shall not be entitled to be paid in lieu thereof.

            6. Disability Coverage.

            After age 65, in the event of Executive's disability as determined under applicable policies of Bank covering Executive, Bank shall pay to Executive the difference between the amount received by Executive under the then in effect Bank disability policies and $10,000 per month until September 16, 2006.

      E. BUSINESS EXPENSES AND REIMBURSEMENT

            1. Business Expenses. Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Bank during the Term, provided that an independent officer of Bank approves such expenses in accordance with the standards set forth herein. Executive shall furnish to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of Bank and not as deductible compensation to Executive; provided, however, that reimbursement of such expenses shall not be dependent on proving deductibility of such expenses for tax purposes if such


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expenses are otherwise determined by the Board of Directors, in its sole discretion, to be appropriate.

      F. TERMINATION

            1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

                  (a) Executive is convicted of illegal activity by a court of competent jurisdiction or pleads guilty or nolo contendere to, illegal activity, which activity materially adversely affects Bank's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties, as determined by the Board of Directors in good faith;

                  (b) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Employee, as distinguished from termination of coverage as to Bank as a whole;

                  (c) Executive after written notice from the Board of Directors specifying the event and how it can be corrected again materially fails to perform or habitually neglects Executive's duties;

                  (d) Executive becomes permanently disabled as such is defined in his or Bank's disability insurance policies (or if no such definition, as defined by federal law or regulation pursuant to the Social Security Act or a related statute), such disability makes Executive eligible for benefits thereunder, and any relevant waiting periods have passed. Any controversy concerning Executive's disability shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any termination pursuant to this subsection (d) shall not affect the continued operation of that portion of Section D.6. hereof which is intended to survive Executive's disability;

                  (e) The Comptroller of the Currency, or any other regulatory agency having jurisdiction, finally removes, or suspends Executive from office;

                  (f) The Comptroller of the Currency or other supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

                  (g) Any regulatory authority having supervisory authority over Bank exercises its cease and desist authority to remove Executive from office or advises Bank that Executive should be removed from office.

      Notwithstanding the foregoing, Executive shall not be deemed to have been terminated pursuant to Section F.1. unless and until there has been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire authorized membership of the Board of Directors at a meeting of the Board of Directors called and held for


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the purpose (after reasonable notice and an opportunity for Executive, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors he engaged in conduct set forth above in clauses (a) through (g) of this Section F.1. and specifying the particulars thereof in detail.

            2. Termination Without Cause or Resignation for Good Reason.

                  (a) During the Term, this Agreement may be terminated by Bank without cause upon written notice to Executive or by Executive for Good Reason, as defined below.

                  (b) During the Term, this Agreement may be terminated by Executive without cause upon written notice to Bank.

            3. Compensation Upon Termination.

                  (a) If Executive's employment with Bank is terminated by Bank pursuant to Section F.1., or by Executive pursuant to Section F.2.(b), Executive shall then only be entitled to receive the amount of his annual gross salary, as in effect immediately prior to termination, payable through the effective date of such termination plus proration of the Incentive Bonus described in Section
D.4. above (calculated as provided in Section F.3(b)) and the amounts specified in Section D.6. as well as any incurred but not yet reimbursed business expenses (subject to the provisions of Section E.1. hereof). Other than the amounts payable over time under Section D.6, the amounts payable under this Section F.3(a) shall be paid in a lump sum upon termination.

                  (b) If Executive's employment is terminated by Bank or any successor pursuant to Section F.2.(a), by Executive pursuant to Section F.2.(a) or by Bank or any successor within one year before or after any Change of Control, as defined below, and such termination is not based upon Section F.1., he shall be entitled to the same amount as if the termination had been pursuant to Section F.1., plus an immediate payment in an amount equal to the greater of:
(i) one times the annual gross base salary of Executive (as in effect immediately prior to termination) plus the amount equal to the Incentive Bonus provided in Section D.4. above as though a full year had lapsed (calculated as follows: the dollar amount of the Incentive Bonus for the number of months lapsed in the year of termination, divided by the number of months lapsed in that year and the resulting number multiplied by 12, less the amount of the Incentive Bonus, if any, paid in the year of termination pursuant to Section G below; or (ii) two times Executive's annual gross base salary, as in effect immediately prior to termination, to be paid in a lump sum, less any applicable withholding deductions.


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                  (c) Notwithstanding the foregoing, to the extent that 12
U.S.C. ss.1828 and regulations promulgated pursuant thereto prohibit, or limit, the payment of compensation pursuant to this Section F.3., Executive's right to compensation hereunder shall be similarly prohibited or limited.

                  (d) Good Reason shall mean that without Executive's express written consent, the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with Bank; or a change in his reporting responsibilities, titles or offices; or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment pursuant to Section F.1. or retirement or as a result of his death or by Executive other than for Good Reason; or a reduction by Bank in Executive's annual gross base salary as in effect on the date hereof or as the same may be increased from time to time.

                  (e) Notwithstanding anything to the contrary set forth herein, if Executive's employment with Bank is terminated by the Bank pursuant to Section F.2(a), by Executive pursuant to Section F.2(a), by Executive after he reaches the age of 65 under Section F.2(b), or by Bank or any successor within one year before or after any Change of Control and such termination following a Change of Control is not based on Section F.1, Executive shall continue to receive the comprehensive major medical and dental, and life insurance benefits until death as set forth in Section D.3.

      G. Change of Control Benefit.

            Upon a Change of Control, as defined below, Executive shall be entitled to receive his Section D.4 Incentive Bonus as of the effective date of the Change of Control for the year in which the Change of Control occurs. Such Incentive Bonus shall be calculated as follows: the Incentive Bonus for the number of months lapsed in the year in which the Change of Control occurs divided by the number of months lapsed in the year in which the Change of Control occurs and the resulting number multiplied by 12. Such Incentive Bonus shall be paid effective at the Change of Control.

            1. Change of Control. The term "Change of Control" pursuant to this Section G shall have the following meaning:

                  (a) A reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of Bank or its parent immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, directly or indirectly, own more than 75% of the combined voting power entitled to vote generally in the election of director of the reorganized, merged or consolidated entity's then outstanding voting securities;

                  (b) A liquidation or dissolution of the Bank effected by the Bank;


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                  (c) The sale of more than 50% of the assets of Bank to any person or entity not controlled by or under common control with Bank (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

                  (d) The acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, (excluding any employee benefit plan of Bank, its subsidiaries or its parent which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act)) of: (i) more than 25% of the outstanding shares of any class of voting stock of the Bank or its parent; or
(ii) more than 9.9% and up to and including 25% of the outstanding shares of any class of voting stock of the Bank or its parent, if after the acquisition, no other person, entity or "group" would beneficially own a greater percentage of such class of voting shares than the acquiror(s).

      H. GENERAL PROVISIONS

            1. Ownership of Books and Records; Confidentiality.

                  (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of Bank, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment. Executive shall be entitled to copies of any policies, procedures or forms prepared with his assistance.

                  (b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank. Executive shall not solicit any employee or customer of Bank to become an employee or customer of another institution until six months following the termination; provided, however, that Executive shall not be prohibited from soliciting customers with which he had a banking relationship established at another employer prior to the commencement of the term hereof.

            2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by either party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void; provided, however, that Bank's rights and obligations hereunder shall be assignable without consent by operation of law in the event of a merger or similar transaction involving Bank.


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            3. Further Assurance. From time to time each party will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements hereunder.

            4. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or a breach thereof (other than matters pertaining to injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions,) shall be finally settled by arbitration in accordance with the rules then prevailing of the American Arbitration Association. Judgment upon the award rendered in such arbitration may be entered and enforced in any court of competent jurisdiction. The prevailing party shall be entitled to all costs of arbitration or litigation as determined by the arbitrators or the court, including, but not limited to, reasonable attorneys' fees. Any excluded matter shall be determined by the San Diego County Superior Court, subject to any rights of appeal which may exist. The arbitration, including the rendering of the award, shall take place in the County of San Diego, State of California, unless otherwise agreed to in writing by the parties. In reaching a decision, the arbitrator(s) shall be bound by the terms of this Agreement. The award and judgment thereon shall include interest, at the legal rate, from the date that the sum awarded to the prevailing party was originally due and payable. The parties hereto agree that the arbitrator(s) shall have jurisdiction to award punitive damages. Arbitration shall be the exclusive means of resolution of disputes, controversies or claims arising out of this Agreement and which are subject to arbitration. The parties agree that they shall be entitled to conduct discovery in accordance with Sections 1283.05 and 1283.1 of the California Code of Civil Procedure, or any successor provision thereof, in the same manner as though the dispute were within the jurisdiction of the Superior Court of the State of California.

            5. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

            To Bank:                Temecula Valley Bank, N.A.
                                    27710 Jefferson Drive, Suite A-100
                                    Temecula, CA  92590

            To Executive:           Luther J. Mohr
                                    8975-438 Lawrence Welk Drive
                                    Escondido, CA  92026

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

            6. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.


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            7. Entire Agreement. Except as provided herein and in any separate agreement for the provision of benefits to Executive, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

            8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

            9. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

            10. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

            11. Close of Business/Calendar Period. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date, references to "days" shall refer to calendar days, references to "months" shall refer to calendar months and references to "years" shall refer to calendar years. Any singular term includes the plural and vice versa.

            12. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

            13. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

            14. Indemnification. Bank shall indemnify and hold Executive harmless from, claims (defined in the broadest sense, including claims for monetary or non-monetary relief, and any claims brought before an administrative agency or body) arising out of, or related to, his service as an officer, director or agent of Bank, to the fullest extent permitted by applicable law, including his costs of defense and attorneys fees and shall advance his costs of defense (including legal fees) related to the defense thereof to the extent permitted by applicable law. The provisions of this Section 14 shall survive termination of this Agreement and Executive's employment with the Bank.


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            15. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

      IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

                         Bank:            TEMECULA VALLEY BANK, N.A.

                                          By:  /s/ Donald A. Pitcher
                                               ---------------------
                                               Donald A. Pitcher
                                               ExecutiveVice President / Chief
                                               Financial Officer

                         Executive:       /s/ Luther J. Mohr
                                          ------------------
                                          Luther J. Mohr


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